Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces Second Quarter 2018 Results

Highlights:

•

Second quarter net income available to common shareholders of $117 million or $0.94 per diluted common share; income from continuing operations available to common shareholders of $138 million or $1.11 per diluted common share

•	Excluding noteworthy items, second quarter income from continuing operations available to common shareholders[1] of $125 million or $1.00 per diluted common share

•	Average loans and leases were essentially unchanged compared to the prior quarter. Average loans and leases in core portfolios[2] grew 1%
o	Funded volume increased to $2.9 billion, up 30% compared to the year-ago quarter
o	Significant prepayments in Commercial Finance and Real Estate Finance divisions

•	Completed repurchase of $680 million in common equity in 2Q18, consisting of approximately 12.5 million shares at a weighted average price per share of $54.43
o	CET1 ratio of 13.2% at the end of the quarter remains above our target level

•	Announced an additional common equity capital return of up to $750 million

•	Increased quarterly per share common stock dividend by 56% to $0.25

•	Closed on the sale of Financial Freedom, including our reverse mortgage portfolio

NEW YORK – July 24, 2018 – CIT Group Inc. (NYSE: CIT) today reported second quarter net income available to common shareholders of $117 million or $0.94 per diluted common share, compared to net income available to common shareholders of $157 million or $0.85 per diluted common share for the year-ago quarter.  Income from continuing operations available to common shareholders for the second quarter was $138 million or $1.11 per diluted common share, compared to income available to common shareholders of $41 million or $0.22 per diluted common share in the year-ago quarter.

Income from continuing operations available to common shareholders excluding noteworthy items for the second quarter was $125 million or $1.00 per diluted common share, compared to $126 million or $0.68 per diluted common share in the year-ago quarter, as lower operating expenses, higher other non-interest income and the

[1]

Income from continuing operations excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 25 for reconciliation of non-GAAP to GAAP financial information.

[2]	Core portfolios is net of credit balances of factoring clients, NACCO assets held for sale, legacy consumer mortgages (LCM) and non-strategic portfolios (NSP).

benefit of a lower effective tax rate were offset by a decline in net finance revenue, an increase in the provision for credit losses and the preferred stock dividend. The increase in income from continuing operations excluding noteworthy items per diluted common share reflects the decline in the average number of diluted common shares outstanding due to significant share repurchases over the past four quarters.

“Our second quarter results reflect strong originations, lower operating expenses and continued capital optimization as we make steady progress on our strategic plan,” said CIT Chairwoman and Chief Executive Officer Ellen R. Alemany. “The direct bank delivered steady performance as we continued to build that franchise, adding $1.5 billion of average deposits and about 20,000 new customers.  In addition, the Business Capital division posted another quarter of solid growth, which was fueled by the investments we have made in technology and talent in our equipment financing operation.”

Alemany continued, “Capital return remains a key component for us to achieve our ROTCE targets, and we are pleased with our progress in the second quarter. Going forward, we have increased our quarterly dividend by 56 percent per share and plan to return an additional $750 million of capital.”

Return on Tangible Common Equity (ROTCE)3 for continuing operations was 9.4%. ROTCE for continuing operations excluding noteworthy items3 was 8.6%. Tangible book value per common share at June 30, 2018 was $49.41. The preliminary Common Equity Tier 1 Capital ratio decreased from the prior quarter and remained strong at 13.2%, and the preliminary Total Capital ratio decreased to 16.0%, at June 30, 2018.

Financial results for the second quarter in both continuing and discontinued operations included noteworthy items related to our strategic initiatives.

Noteworthy items (after-tax) in the second quarter in continuing operations included:

•	$22 million ($0.17 per diluted common share) in other non-interest income related to the Financial Freedom transaction, primarily a gain on the sale of our reverse mortgage portfolio.
•	$14 million ($0.11 per diluted common share) in debt extinguishment costs related to the redemption of $883 million in unsecured senior debt.
•	$6 million ($0.05 per diluted common share) benefit in net finance revenue from the suspension of the depreciation of assets related to NACCO that are in assets held for sale.

Noteworthy items (after tax) in the second quarter in discontinued operations included:

•	$14 million ($0.11 per diluted common share) net loss related to the Financial Freedom servicing business, primarily from reserves and transaction costs.

[3]

Return on Tangible Common Equity and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 25 for reconciliation of non-GAAP to GAAP financial information.

Selected Financial Highlights

Select Financial Highlights				2Q18 change* from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Net finance revenue(1)	$389	$391	$390	$(1)	0%	$(0)	0%
Non-interest income	135	105	85	31	29%	51	60%
Total net revenue	524	495	474	29	6%	50	11%
Non-interest expenses	287	281	460	5	2%	(174)	-38%
Income from continuing operations before credit provision	238	214	14	24	11%	224	NM
Provision for credit losses	33	69	4	(36)	-52%	29	NM
Income from continuing operations before benefit (provision) for income taxes	205	145	9	60	41%	195	NM
Provision (benefit) for income taxes	57	41	(32)	16	39%	89	NM
Income from continuing operations	147	104	41	44	42%	106	NM
(Loss) income from discontinued operations, net of taxes	(21)	(7)	116	(14)	NM	(136)	NM
Net income	127	97	157	30	31%	(30)	-19%
Preferred stock dividends	9	-	-	9	NM	9	NM
Net income available to common shareholders	$117	$97	$157	$20	21%	$(39)	-25%
Income from continuing operations available to common shareholders	$138	$104	$41	$34	33%	$97	NM

Per common share
Earnings per diluted common share	$0.94	$0.74	$0.85	$0.20		$0.09
Tangible book value per common share (TBVPS)(1)	$49.41	$49.25	$46.34	$0.16		$3.07
Average diluted common shares outstanding (in thousands)	124,686	131,588	183,796	(6,902)		(59,110)

Capital adequacy
CET1 Ratio(3)	13.2%	14.1%	14.4%	-90bps		NM
Total Capital Ratio(3)	16.0%	16.8%	16.2%	-80bps		-20bps

Asset quality
Net charge-offs as a % of average loans	0.21%	0.68%	0.38%	-47bps		-17bps
Allowance for loan losses as a % of loans	1.59%	1.52%	1.47%	7bps		12bps

Key performance metrics
Net finance margin(1)	3.37%	3.45%	3.07%	-8bps		30bps
Loans and leases to deposit ratio	121%	126%	120%	NM		74bps
CIT Bank Loans and leases to deposit ratio	96%	98%	96%	NM		10bps
Return on average common equity (available to common shareholders, continuing operations)	8.48%	6.09%	2.30%	NM		NM
Return on tangible common equity (available to common shareholders, continuing operations)	9.44%	6.83%	2.84%	NM		NM
Return on tangible common equity (available to common shareholders, continuing operations), excluding noteworthy items(2)	8.56%	6.40%	8.14%	NM		42bps
Return on AEA, applicable to common shareholders(1)	1.02%	0.86%	1.24%	16bps		-22bps
Return on AEA, excluding noteworthy items(1)(2)	1.02%	0.80%	1.10%	22bps		-8bps
Net efficiency ratio(1)	49.9%	55.6%	60.3%	NM		NM
Headcount	3,843	3,898	3,994	(55)		(151)

* Certain balances may not sum due to rounding.
(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(2)Excludes noteworthy items and pro forma for capital reduction associated with Commercial Air sale that occurred in 2Q17.  See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(3)Ratios on fully phased-in basis.

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations in the second quarter consisted of a partial period of operations for Financial Freedom, our reverse mortgage servicing business, and our Business Air portfolio. In the year-ago quarter, discontinued operations included a full period of operations for Financial Freedom.

Income Statement Highlights:

Income from continuing operations available to common shareholders excluding noteworthy items was $125 million compared to $97 million in the prior quarter, primarily reflecting a decline in operating expenses and credit costs.

Net Finance Revenue

Net Finance Revenue*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Interest income	$474	$451	$478	$22	5%	$(5)	-1%
Rental income on operating leases	261	254	251	8	3%	10	4%
Depreciation on operating lease equipment	77	76	77	1	1%	(0)	0%
Maintenance and other operating lease expenses	64	57	53	6	11%	10	19%
Net rental income on operating leases	121	120	121	1	1%	0	0%
Interest expense	205	181	209	25	14%	(4)	-2%
Net finance revenue	$389	$391	$390	$(1)	0%	$(0)	0%
Average earning assets(1)	$46,230	$45,265	$50,676	$965	2%	$(4,446)	-9%
Net finance margin	3.37%	3.45%	3.07%	-8bps		30bps
Excluding Noteworthy Items(1)
Net finance revenue	$380	$381	$404	$(1)	0%	$(23)	-6%
Average earning assets	$46,230	$45,265	$46,990	$965	2%	$(760)	-2%
Net finance margin	3.29%	3.37%	3.44%	-8bps		-15bps

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Net finance revenue4 was $389 million compared to $391 million in the prior quarter. Net finance revenue in the current and prior quarter included a $9 million benefit from the suspension of depreciation expense related to NACCO because its assets are included in assets held for sale. Excluding noteworthy items, net finance revenue4 was $380 million, compared to $381 million in the prior quarter, as higher interest income on loans and investments was offset by higher deposit and borrowing costs. Higher funding costs in the current quarter primarily reflect higher deposit costs, higher borrowing costs on floating rate debt and a full quarter of interest expense related to our Tier 2 qualifying subordinated debt that was issued in March.

Net finance revenue as a percentage of average earning assets (“net finance margin4”) excluding noteworthy items was 3.29%, an 8 bps decrease from 3.37% in the prior quarter. The decrease in net finance margin reflects the aforementioned drivers of net finance revenue, which was essentially flat compared to the prior quarter, and the change in asset mix, which included a significant increase in average interest-bearing deposits.

Net finance revenue in the year-ago quarter included $23 million in interest expense on approximately $5.8 billion of unsecured senior debt that previously was allocated to discontinued operations but was recorded in continuing operations following the Commercial Air sale on April 4, 2017, until the redemption of that debt later in the quarter. Partially offsetting this cost was $9 million in interest income related to the elevated cash balances for the period between the closing of the Commercial Air sale and the related liability management and capital actions. Excluding

[4]

Net finance revenue, net finance revenue excluding noteworthy items and net finance margin are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 25 for reconciliation of non-GAAP to GAAP financial information.

the aforementioned noteworthy items, net finance revenue decreased $23 million or 6% compared to the year-ago quarter. The decrease in net finance revenue primarily reflected lower purchase accounting accretion, lower gross yields in Rail and higher funding costs, partially offset by higher earnings on investment securities and loans in the Commercial Banking segment.

Net finance margin in the year-ago quarter was also impacted by average earnings assets that reflected elevated cash balances in continuing operations for the period between the closing of the Commercial Air sale and the related liability management and capital actions. Excluding noteworthy items in net finance revenue and in average earning assets, net finance margin decreased 15 bps compared to the year-ago quarter, reflecting the aforementioned drivers of the decrease in net finance revenue, partially offset by a shift in asset mix from interest-bearing deposits to investment securities and loans and leases in the Commercial Banking segment.

Other Non-interest Income

Other Non-Interest Income*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Fee revenues	$27	$27	$28	$(1)	-3%	$(2)	-6%
Factoring commissions	24	26	23	(2)	-8%	0	2%
Gains on leasing equipment, net of impairments	14	14	13	1	7%	1	11%
Gains on investment securities, net of impairments	4	3	5	0	12%	(1)	-18%
BOLI income	7	7	0	0	2%	7	NM
Other revenues	61	29	16	32	NM	45	NM
Total other non-interest income	$135	$105	$85	$31	29%	$51	60%

Total other non-interest income, excluding noteworthy items(1)	$106	$105	$85	$1	1%	$22	25%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Other non-interest income was $135 million compared to $105 million in the prior quarter. Other non-interest income in the current quarter included $29 million in other revenues related to the Financial Freedom transaction, primarily a gain on the sale of the reverse mortgage portfolio. Excluding noteworthy items, other non-interest income6 was $106 million, compared to $105 million in the prior quarter. Factoring commissions declined by $2 million from seasonally lower volumes. Fee income was unchanged. Other revenues in the current quarter included a $6 million benefit from a release of reserves related to the OneWest acquisition.

Other revenues in the current quarter included income of $5 million related to the reverse mortgage portfolio, which was sold during the quarter as part of the Financial Freedom transaction.

Other non-interest income excluding noteworthy items increased by $22 million from the year-ago quarter, primarily driven by higher gains on derivatives, income from bank-owned life insurance (BOLI), higher income from the reverse mortgage portfolio and a benefit from a release of reserves related to the OneWest acquisition.

[5]

Other non-interest income excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 25 for reconciliation of non-GAAP to GAAP financial information.

Operating Expenses

Operating Expenses*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Compensation and benefits	$143	$148	$145	$(5)	-3%	$(2)	-2%
Technology	33	32	34	0	1%	(1)	-4%
Professional fees	21	26	32	(5)	-20%	(11)	-34%
Insurance	19	20	25	(1)	-7%	(6)	-26%
Net occupancy expense	16	16	15	(0)	-1%	1	6%
Advertising and marketing	13	13	10	0	3%	3	29%
Other expenses	17	20	25	(3)	-16%	(8)	-31%
Operating expenses, excluding restructuring costs and intangible asset amortization	262	275	286	(14)	-5%	(25)	-9%
Intangible asset amortization	6	6	6	0	0%	(0)	-3%
Restructuring costs	0	0	3	0	NM	(3)	-100%
Total operating expenses	$268	$281	$296	$(14)	-5%	$(28)	-10%
Net efficiency ratio(1)	49.9%	55.6%	60.3%	NM		NM

Total operating expenses, excluding noteworthy items and intangible asset amortization(1)	$262	$275	$286	$(14)	-5%	$(25)	-9%
Net efficiency ratio, excluding noteworthy items and intangible asset amortization(1)	53.8%	56.7%	58.6%	NM		NM

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Operating expenses in the current and prior quarter included $6 million in intangible asset amortization. Operating expenses excluding noteworthy items and intangible asset amortization7 in the current quarter was $262 million, a decrease from $275 million in the prior quarter, driven primarily by decreases in professional fees and compensation and benefits as well as a $5 million reversal of a non-income tax-related reserve. The decline in professional fees was partially due to a legal accrual in the prior quarter related to Rail.

Operating expenses in the year-ago quarter included $3 million in restructuring charges and $6 million in intangible asset amortization. Compared to the year-ago quarter, operating expenses excluding noteworthy items and intangible asset amortization decreased $25 million or 9%, primarily reflecting lower professional fees, lower FDIC insurance costs and a $5 million non-income tax-related charge in the year-ago quarter for which we recognized a reserve reversal in the current quarter, partially offset by higher advertising and marketing costs, primarily in the Consumer Banking segment.

The net efficiency ratio6 improved to 50% compared to 56% in in the prior quarter. The net efficiency ratio excluding noteworthy items6 was 54% compared to 57% in the prior quarter, driven by the decrease in operating expenses. Compared to the year-ago quarter, the net efficiency ratio excluding noteworthy items improved from 59%, primarily due to the decrease in operating expenses.

[6]

Operating expenses excluding noteworthy items and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items and intangible asset amortization are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 25 for reconciliation of non-GAAP to GAAP financial information.

Debt Extinguishment Costs

We recognized $19 million in debt extinguishment costs associated with the redemption of $883 million of unsecured senior debt from the proceeds of the issuance of $1 billion in unsecured senior debt in the prior quarter. In the year-ago quarter, we recognized $165 million in debt extinguishment costs associated with the reduction of $5.8 billion of unsecured senior debt from the proceeds of the Commercial Air sale.

Income Taxes

The provision for income taxes in the current and prior quarter of $57 million and $41 million, respectively, both included an aggregate of $2 million in discrete tax expense. The benefit for income taxes in the year-ago quarter of $32 million included a $13 million net current tax benefit recognized for the resolution of an uncertain tax position, a $7 million net current tax benefit related to certain refunds expected and a $7 million deferred tax benefit related to the recognition of a deferred tax asset related to the company’s investment in NACCO.

The effective tax rate in the current quarter was 28%. Excluding discrete tax items and noteworthy items, the effective tax rate was 27% in the current and prior quarter and 36% in the year-ago quarter. The decline in the effective tax rate compared to the year-ago quarter was primarily driven by lower statutory income tax rates from U.S. tax reform, partially offset by disallowance of FDIC insurance premiums, a change in accounting policy for low income housing tax credit (LIHTC) investments from the equity method of accounting to the proportional amortization method and state income taxes.

Balance Sheet Highlights:

Earning Assets

Earning Assets*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Loans (including assets held for sale)	$29,517	$30,540	$29,405	$(1,022)	-3%	$113	0%
Operating lease equipment, net (including assets held for sale)	8,001	7,988	7,688	13	0%	313	4%
Loans and leases	37,518	38,527	37,093	(1,009)	-3%	426	1%
Interest-bearing cash	3,267	3,895	4,739	(628)	-16%	(1,472)	-31%
Investment securities and securities purchased under agreement to resell	6,107	6,161	5,530	(53)	-1%	577	10%
Indemnification asset	71	121	209	(50)	-41%	(138)	-66%
Credit balances of factoring clients	(1,431)	(1,549)	(1,405)	118	8%	(26)	-2%
Total earning assets(1)	$45,533	$47,155	$46,165	$(1,622)	-3%	$(632)	-1%
Average earning assets(1)	$46,230	$45,265	$50,676	$965	2%	$(4,446)	-9%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 25 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Total earning assets decreased 3% compared to the prior quarter, primarily reflecting a decrease in consumer loans, driven by the sale of the reverse mortgage portfolio, and a decrease in interest-bearing cash, primarily related to the redemption of $883 million in unsecured senior debt and the repurchase of $680 million of common stock. Total earning assets decreased 1% compared to the year-ago quarter, primarily reflecting a decrease in interest-bearing cash, partially offset by growth in loans and leases and the investment portfolio. Total loans and leases decreased 3% from the prior quarter, primarily reflecting the decrease in consumer loans, and increased 1% from the year-ago quarter, primarily from growth in commercial loans.

Average earning assets increased 2% from the prior quarter, primarily reflecting the timing of the sale of the reverse mortgage portfolio and certain liability management and capital actions. Average earning assets in the year-ago quarter included elevated cash balances for the period between the closing of the Commercial Air sale and related liability management and capital actions. Excluding this impact, average earning assets declined 2%, reflecting a decline in interest-bearing cash and run-off of legacy portfolios, partially offset by growth in the core portfolios and the investment portfolio. Growth in average loans and leases in the core portfolio was 1% compared to the prior quarter, driven by growth in the Other Consumer Banking division of Consumer Banking and in the Business Capital division of Commercial Banking. Strong growth in funded volume across core divisions in both Commercial Banking and Consumer Banking was largely offset by higher prepayments in the Commercial Finance and Real Estate Finance divisions of Commercial Banking. Growth in average loans and leases in the core portfolio was 5% compared to the year-ago quarter, driven by growth in the Other Consumer Banking division of Consumer Banking and the Business Capital and Commercial Finance divisions of Commercial Banking.

Cash and Investment Securities

Interest-bearing cash and investment securities (including securities purchased under agreements to resell) were $9.4 billion at June 30, 2018, and consisted of $3.3 billion of interest-bearing cash and $6.1 billion of investment securities. In addition, there was approximately $0.2 billion of non-interest-bearing cash.

Of the interest-bearing cash and investment securities, $8.1 billion was at CIT Bank and $1.0 billion was at the financial holding company, while the remaining $0.3 billion consisted of amounts held at the operating subsidiaries and restricted balances.

Deposits and Borrowings

Deposits and Borrowings*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Noninterest-bearing checking	$1,290	$1,227	$1,274	$63	5%	$16	1%
Interest-bearing checking	2,078	2,618	2,744	(541)	-21%	(666)	-24%
Other money market/Sweeps	4,976	4,838	6,113	138	3%	(1,137)	-19%
Savings and Online money market accounts	9,125	7,657	5,273	1,468	19%	3,853	73%
Time deposits	13,537	14,089	15,357	(553)	-4%	(1,820)	-12%
Other	175	165	165	11	7%	11	6%
Total deposits	$31,181	$30,594	$30,925	$587	2%	$256	1%
Unsecured borrowings	$4,238	$5,127	$4,545	$(888)	-17%	$(307)	-7%
Secured borrowings	4,621	5,311	4,076	(689)	-13%	545	13%
Total borrowings	$8,860	$10,437	$8,621	$(1,578)	-15%	$238	3%

* Certain balances may not sum due to rounding.

Unsecured borrowings comprised 11% of the funding mix at June 30, 2018, a decrease from 13% at Mar. 31, 2018. The decrease was primarily driven by the aforementioned redemption of $883 million in unsecured senior debt with the proceeds of the unsecured senior debt issuances in the prior quarter, which extended the maturity profile of our total unsecured senior debt obligations. Unsecured borrowings included $400 million in subordinated debt at the financial holding company.

The weighted average coupon on our unsecured senior and subordinated debt was 4.95% at June 30, 2018, with a weighted average maturity of approximately 4.5 years, compared to 4.89% at Mar. 31, 2018, with a weighted average maturity of approximately 4.1 years.

Deposits at June 30, 2018 represented approximately 78% of CIT’s funding compared to 74% at Mar. 31, 2018. Deposit growth in the online channel more than offset declines in the brokered and commercial channels. The loans and leases-to-deposits ratio at CIT Bank was 96% at June 30, 2018, compared to 98% at Mar. 31, 2018. For CIT Group, the loans and leases-to-deposits ratio was 121% at June 30, 2018, compared to 126% at Mar. 31, 2018.

The weighted average rate on average outstanding deposits in the current quarter increased 14 bps to 1.43% from 1.29% in the prior quarter. Compared to the year-ago quarter, the weighted average rate on average outstanding deposits increased 23 bps from 1.20%. The increases from the prior and year-ago quarter both primarily reflect increases in average money market account balances and the retail time deposit rate, partially offset by a reduction in higher-cost brokered deposits.

Secured borrowings decreased primarily due to a decrease in FHLB borrowings and comprised 11% of the funding mix at June 30, 2018, compared to 13% at Mar. 31, 2018.

Capital

Capital*				2Q18 change from
($ in millions, except per share data)	2Q18	1Q18	2Q17	1Q18		2Q17

Common stockholders' equity	$6,201	$6,802	$7,026	$(601)	-9%	$(826)	-12%
Tangible common equity	$5,730	$6,325	$6,275	$(595)	-9%	$(546)	-9%
Total risk-based capital(1)	$6,980	$7,528	$7,070	$(549)	-7%	$(90)	-1%
Risk-weighted assets(1)	$43,528	$44,778	$43,718	$(1,250)	-3%	$(190)	0%

Book value per common share (BVPS)	$53.47	$52.97	$51.88	$0.50	1%	$1.59	3%
Tangible book value per common share (TBVPS)	$49.41	$49.25	$46.34	$0.16	0%	$3.07	7%
CET1 ratio(1)	13.2%	14.1%	14.4%	-90bps		NM
Total capital ratio(1)	16.0%	16.8%	16.2%	-80bps		-20bps
Tier 1 leverage ratio(1)	12.1%	13.5%	12.1%	NM		0bps

* Certain balances may not sum due to rounding.
(1)Balances and ratios on fully phased-in basis.

Capital actions during the quarter included the repurchase of approximately 12.5 million common shares at an average share price of $54.43 and a quarterly cash dividend of $0.16 per common share. Common stockholders’ equity decreased from the prior quarter, primarily driven by the capital returns, partially offset by net income in the current quarter. Tangible book value per common share increased in the quarter to $49.41, as retained earnings and the reduced share count were partially offset by share repurchases and unrealized losses on investments in other comprehensive income.

Total common shares outstanding was 116.0 million at June 30, 2018, down from 128.4 million at Mar. 31, 2018 and 135.4 million at June 30, 2017.

The preliminary Common Equity Tier 1 Capital ratio decreased from the prior quarter and remained strong at 13.2%. Common Equity Tier 1 Capital decreased primarily from capital returns in the quarter, partially offset by earnings. Risk-weighted assets (RWA) decreased primarily reflecting the sale of the reverse mortgage portfolio and the sale of certain investments that carried higher risk weightings. The preliminary Total Capital ratio also decreased from the prior quarter to 16.0%.

On July 17, 2018, the Board of Directors declared a quarterly cash dividend of $0.25 per common share on outstanding common stock, a nine cent per share increase from the prior quarter. The dividend is payable on Aug. 24, 2018 to common shareholders of record as of Aug. 10, 2018.

Asset Quality

Asset Quality*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Net charge-offs (NCOs)	$15	$50	$28	$(35)	-69%	$(12)	-45%
NCOs as a % of average loans	0.21%	0.68%	0.38%	-47bps		-17bps
Non-accrual loans	$292	$237	$257	$55	23%	$35	14%
OREO	$35	$46	$78	$(11)	-24%	$(43)	-56%
Provision for credit losses	$33	$69	$4	$(36)	-52%	$29	NM
Total portfolio allowance as a % of loans	1.59%	1.52%	1.47%	7bps		12bps

* Certain balances may not sum due to rounding.

Provision

The provision for credit losses of $33 million decreased from $69 million in the prior quarter. The provision in the prior quarter included a $22 million charge-off of a single commercial exposure and a higher level of reserves primarily within the Commercial Finance division of Commercial Banking. The provision for credit losses in the current quarter and all but $2 million of the provision for credit losses in the prior quarter related to the Commercial Banking segment.

Compared to the year-ago quarter, the provision for credit losses increased $29 million to $33 million from an atypically low provision of $4 million.

Net Charge-offs

Net charge-offs were $15 million (0.21% of average loans), compared to $50 million (0.68% of average loans) in the prior quarter and $28 million (0.38% of average loans) in the year-ago quarter. The decrease in net charge-offs primarily reflects the aforementioned $22 million charge-off in the prior quarter in the Commercial Banking segment.

Because certain Legacy Consumer Mortgages (LCM) loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses, nearly all net charge-offs are in the Commercial Banking segment. In the Commercial Banking segment, net charge-offs were $15 million (0.25% of average loans), down from $50 million (0.86% of average loans) in the prior quarter and $27 million (0.48% of average loans) in the year-ago quarter.

Loan Loss Allowance

The allowance for loan losses was $467 million (1.59% of loans, 1.77% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2018, compared to $448 million (1.52% of loans, 1.70% excluding loans subject to loss sharing agreements with the FDIC) at Mar. 31, 2018 and $426 million (1.47% of loans, 1.70% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2017.

In the Commercial Banking segment, the allowance for loan losses was $438 million (1.90% of loans) at June 30, 2018, compared to $417 million (1.79% of loans) at Mar. 31, 2018 and $398 million (1.78% of loans) at June 30, 2017.

Purchase credit impaired (PCI) loans acquired as part of the OneWest acquisition are carried at a significant discount to the unpaid principal balance. At June 30, 2018, PCI loans with an aggregate unpaid principal balance of $2.7 billion were carried at $1.8 billion, representing a 32% discount. The vast majority of the discount is related to our LCM portfolio in Consumer Banking.

Non-accrual Loans

Non-accrual loans were $292 million (0.99% of loans) compared to $237 million (0.80% of loans) in the prior quarter and $257 million (0.88% of loans) in the year-ago quarter.

In Commercial Banking, non-accrual loans were $252 million (1.10% of loans), compared to $199 million (0.85% of loans) at Mar. 31, 2018 and $229 million (1.03% of loans) at June 30, 2017. The increase from the prior quarter primarily was driven by an increase in the Commercial Finance division. The increase from the year-ago quarter primarily reflected increases in the Commercial Finance and Business Capital divisions.

In Consumer Banking, non-accrual loans were $29 million (0.46% of loans) at June 30, 2018, compared to $26 million (0.42% of loans) at Mar. 31, 2018, and $20 million (0.29% of loans) at June 30, 2017, essentially all of which are in the LCM portfolio.

Commercial Banking

Earnings Summary*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Interest income	$330	$315	$317	$16	5%	$14	4%
Rental income on operating leases	261	254	251	8	3%	10	4%
Interest expense	177	156	128	21	13%	49	38%
Depreciation on operating lease equipment	77	76	77	1	1%	(0)	0%
Maintenance and other operating lease expenses	64	57	53	6	11%	10	19%
Net finance revenue	274	278	309	(4)	-2%	(35)	-11%
Other non-interest income	73	78	75	(5)	-6%	(2)	-2%
Provision for credit losses	33	67	(0)	(34)	-51%	33	NM
Operating expenses	171	183	177	(12)	-6%	(5)	-3%
Income before income taxes	$143	$106	$208	$36	34%	$(65)	-31%

Select Average Balances
Average loans(1)	$21,724	$21,814	$21,304	$(90)	0%	$420	2%
Average operating leases(1)	$7,980	$7,935	$7,612	$46	1%	$368	5%
Average earning assets(2)	$29,965	$30,022	$29,159	$(57)	0%	$806	3%

Key Metrics
Pre-tax ROAEA	1.90%	1.41%	2.85%	49bps		-95bps
Net finance margin	3.66%	3.71%	4.24%	-5bps		-58bps
New business volume	$2,379	$2,267	$2,046	$111	5%	$332	16%
Net efficiency ratio	49.0%	51.0%	45.6%	NM		NM

(1) Amounts include held for sale. Average loans also is net of credit balances of factoring clients.
(2) AEA is net of credit balances of factoring clients.
* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Commercial Banking segment in both the current and prior quarter included a $9 million benefit from the suspension of depreciation expense related to NACCO. Excluding noteworthy items, pre-tax earnings of $134 million increased from $97 million in the prior quarter, primarily driven by a decrease in the credit provision and lower operating expenses. Compared to the year-ago quarter, pre-tax earnings excluding noteworthy items decreased from $208 million, primarily driven by a decline in net finance revenue and a credit provision in the year-ago quarter that was atypically low.

Net Finance Revenue and Margin

Excluding the noteworthy items, net finance revenue decreased $4 million from the prior quarter. The decrease was primarily driven by higher interest expense, partially offset by an increase in interest income from higher interest rates on floating rate earning assets. Compared to the year-ago quarter, excluding noteworthy items, net finance revenue decreased $44 million, primarily due to higher interest expense, which was partially offset by the benefit of higher interest rates on earning assets and lower purchase accounting accretion. Purchase accounting accretion in the Commercial Banking segment was $9 million in the current quarter and continues to trend down.

Net finance margin decreased compared to the prior quarter from the aforementioned decreases in net finance revenue, as average earning assets remained relatively unchanged. Net finance margin decreased compared to the year-ago quarter from the aforementioned decreases in net finance revenue.

Loans and Leases

Average loans and leases, which comprise the vast majority of average earning assets, was $29.7 billion, essentially flat to the prior quarter, as growth in Business Capital was offset by declines in Commercial Finance and Real Estate Finance, which were impacted by higher prepayment rates in the current quarter.

New lending and leasing volume in the current quarter was $2.4 billion, representing a 5% increase compared to the prior quarter, as strong origination growth in Commercial Finance and Business Capital was partially offset by a decrease in Real Estate Finance. Compared to the year-ago quarter, new lending and leasing volume increased 16%, with strong growth in Commercial Finance and Business Capital.

Factoring volume of $6.6 billion was down 10% from the prior quarter due to seasonality but up 16% compared to the year-ago quarter, driven primarily by increased volume in the technology industry.

Commercial Banking Division Highlights

Commercial Finance

•	Average loans and leases decreased 0.7% compared to the prior quarter, as strong funded volume was offset by higher prepayments.
•	Gross yields increased 36 basis points from the prior quarter, primarily driven by higher interest rates.

Rail

•	Average loans and leases of $7.6 billion includes approximately $1.2 billion in assets held for sale related to NACCO.
•	North America rail car utilization continued to improve to 98%.
•	Gross yields improved 43 basis points from the prior quarter due to a customer prepayment and continued improvement in fleet utilization.

Real Estate Finance

•	Average loans and leases, excluding legacy non-SFR assets, decreased 2% from the prior quarter as the quarter had high prepayment activity.
•	Gross yields increased 22 basis points from the prior quarter, as the portfolio benefited from higher interest rates, which more than offset lower purchase accounting accretion.

Business Capital

•	Average loans and leases increased 2% compared to the prior quarter and 8% compared to the year-ago quarter, driven by strong growth in funded volume in each of the equipment finance businesses.
•	Gross yields increased 11 basis points reflecting business mix.

Consumer Banking

Earnings Summary*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Interest income	$85	$85	$102	$(0)	0%	$(17)	-16%
Interest benefit	(37)	(24)	(10)	(13)	-53%	(28)	NM
Net finance revenue	122	110	111	13	12%	11	10%
Other non-interest income	38	12	6	26	NM	32	NM
Provision for credit losses	(0)	2	5	(2)	NM	(5)	NM
Operating expenses	94	96	96	(2)	-2%	(3)	-3%
Income before income taxes	$66	$23	$16	$43	NM	$50	NM

Select Average Balances
Average loans(1)	$6,787	$6,879	$6,813	$(92)	-1%	$(26)	0%
Average earning assets	$6,897	$7,009	$7,093	$(113)	-2%	$(196)	-3%

Key Metrics
Pre-tax ROAEA	3.85%	1.34%	0.91%	NM		NM
Net finance margin	7.09%	6.25%	6.27%	84bps		82bps
New business volume	$483	$389	$150	$94	24%	$333	NM
Net efficiency ratio	55.8%	75.5%	78.3%	-19.7%		-22.5%

(1) Amounts include held for sale.
* Certain balances may not sum due to rounding.
Segment Financial Results

Pre-tax earnings in the Consumer Banking segment in the current quarter included $29 million in other revenues related to the Financial Freedom transaction, primarily a gain on the sale of the reverse mortgage portfolio. Excluding noteworthy items, pre-tax earnings was $37 million compared to $23 million in the prior quarter, primarily driven by an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates. Compared to the year-ago quarter, pre-tax earnings excluding noteworthy items increased by $21 million, from an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates.

Net Finance Revenue and Margin

Net finance revenue of $122 million increased from the prior quarter primarily due to an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates. Net finance revenue increased by $11 million compared to the year-ago quarter, as the benefit in interest expense received from the other segments for the value of the excess deposits generated by Consumer Banking was offset by lower interest income due to suspended purchase accounting accretion from the held for sale reverse mortgage portfolio and run-off of the LCM portfolio.

Average Loans

Average loans, including loans held for sale, decreased slightly compared to the prior and year-ago quarter, as run-off of the LCM portfolio and the sale of the reverse mortgage portfolio were mostly offset by new business volume in the Other Consumer Banking division. Average loan growth in Other Consumer Banking was primarily driven by increases in residential mortgage lending in the retail and correspondent origination channels and closed loan purchases. The LCM portfolio made up $3.7 billion of the balance as of June 30, 2018, down from $4.1 billion at Mar. 31, 2018, primarily due to the closing of the sale of the reverse mortgages portfolio in the current quarter. A significant portion of the LCM portfolio is covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Non-Strategic Portfolios (NSP):

Earnings Summary*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Interest income	$2	$2	$6	$(1)	-21%	$(4)	-69%
Interest expense	2	2	5	0	6%	(3)	-64%
Net finance revenue	0	1	1	(1)	-86%	(1)	-92%
Other non-interest income	1	1	0	(1)	-42%	1	NM
Operating expenses and loss on debt extinguishment and deposit redemption	2	2	2	0	0%	0	22%
Income (loss) before income taxes	$(1)	$(0)	$(0)	$(1)	NM	$(1)	NM

Select Average Balances
Average earning assets	$123	$149	$320	$(26)	-17%	$(197)	-62%

Key Metrics
Pre-tax ROAEA	-4.55%	-0.81%	-0.50%	NM		NM

* Certain balances may not sum due to rounding.

Assets held for sale at June 30, 2018 was $30 million, which was all related to our business in China. Assets held for sale totaled $59 million at Mar. 31, 2018 and $115 million at June 30, 2017. Interest income continues to decline as earning assets continue to run off.

Corporate & Other:

Earnings Summary*				2Q18 change from
($ in millions)	2Q18	1Q18	2Q17	1Q18		2Q17

Interest income	$56	$49	$54	$8	16%	$3	5%
Interest expense	64	47	86	17	36%	(22)	-26%
Net finance revenue	(7)	2	(32)	(9)	NM	25	77%
Other non-interest income	24	14	4	10	72%	20	NM
Operating expenses and loss on debt extinguishment and deposit redemption	20	0	186	19	NM	(166)	-90%
Income (loss) before income taxes	$(3)	$16	$(214)	$(19)	NM	$211	99%

Select Average Balances
Average earning assets	$9,245	$8,085	$14,105	$1,159	14%	$(4,860)	-34%

Key Metrics
Pre-tax ROAEA	-0.12%	0.78%	-6.07%	-90bps		NM

* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate & Other, including interest expense related to corporate liquidity, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. In addition, certain costs associated with debt redemptions are maintained at Corporate.

The pre-tax loss in Corporate & Other was $3 million, compared to pre-tax income of $16 million in the prior quarter and a pre-tax loss of $214 million in the year-ago quarter. The pre-tax loss in the current quarter included $19 million in debt extinguishment costs, and the pre-tax loss in the year-ago quarter included $165 million in debt extinguishment costs. The year-ago quarter also included a net of $14 million in income in net finance revenue related to the Commercial Air sale and a $3 million restructuring charge in operating expenses. Excluding noteworthy items, pre-tax income in the current quarter of $16 million was unchanged compared to the prior quarter and up $48 million compared to the year-ago quarter, which was primarily driven by higher income related to derivatives and by income from BOLI.

Discontinued Operations:

Discontinued operations at the end of the second quarter consisted of our Business Air portfolio. The sale of the Financial Freedom servicing business was completed in the second quarter of 2018 and included a $19 million loss, primarily reflecting reserves and transaction costs.

The loss in the current quarter from Discontinued Operations excluding noteworthy items was $7 million. The prior quarter loss was $7 million. The year-ago quarter income, excluding noteworthy items, was $3 million.

Business Air loans and leases totaled $134 million at June 30, 2018, down from $164 million at Mar. 31, 2018 and $248 million at June 30, 2017.

Certain assets and liabilities of the Financial Freedom servicing business remain in discontinued operations until additional investor consents are received, although the economic benefit and risk of the business has been transferred to the buyer. Financial Freedom loans totaled $237 million at June 30, 2018, compared to $254 million at Mar. 31, 2018 and $328 million at June 30, 2017.

Conference Call and Webcast

The Company will host a conference call today, July 24, 2018, to discuss its second quarter 2018 results. All interested parties are welcome to participate. An investor presentation will accompany the conference call and be available prior to the start of the conference call at the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

Conference call details:

Time:	8:00 am (Eastern Time)
Dial-in:	(888) 317-6003 for U.S. callers
(866) 284-3684 for Canadian callers
(412) 317-6061 for international callers
Conference ID 6745308

The conference call will also be webcast, which can be accessed from the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

A replay of the conference call will be available beginning shortly after the end of the call through September 1, 2018, by dialing (877) 344-7529 for U.S. callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for international callers and using conference ID 10122136, or at cit.com/investor under Presentations & Events.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of June 30, 2018. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information, visit cit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) CIT is unsuccessful in implementing its strategy and business plan, (ii) CIT is unable to react to and address key business and regulatory issues, (iii) CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, (iv) CIT becomes subject to liquidity constraints and higher funding costs, or (v) the parties to a transaction do not receive or satisfy regulatory or other approvals and conditions on a timely basis or approvals are subject to conditions that are not anticipated.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission. Information regarding CIT’s capital ratios consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as CIT completes its financial statements. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues.  Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per common share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
(212) 771-6008 Gina.Proia@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
(dollars in millions, except per share data)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Interest income
Interest and fees on loans	$415.5	$400.9	$421.3	$816.4	$833.4
Other interest and dividends	58.1	50.3	56.9	108.4	100.5
Total interest income	473.6	451.2	478.2	924.8	933.9
Interest expense
Interest on borrowings	94.6	83.4	114.6	178.0	183.7
Interest on deposits	110.6	97.1	94.6	207.7	188.6
Total interest expense	205.2	180.5	209.2	385.7	372.3
Net interest revenue	268.4	270.7	269.0	539.1	561.6
Provision for credit losses	32.9	68.8	4.4	101.7	54.1
Net interest revenue, after credit provision	235.5	201.9	264.6	437.4	507.5
Non-interest income
Rental income on operating lease equipment	261.3	253.6	251.2	514.9	502.5
Other non-interest income(1)	135.4	104.7	84.6	240.1	163.7
Total non-interest income	396.7	358.3	335.8	755.0	666.2
Non-interest expenses
Depreciation on operating lease equipment	77.2	76.4	77.4	153.6	150.9
Maintenance and other operating lease expenses	63.5	57.4	53.3	120.9	107.1
Operating expenses(2)	267.5	281.3	295.6	548.8	607.2
Loss on debt extinguishment and deposit redemption	19.3	0.1	164.8	19.4	164.8
Total non-interest expenses	427.5	415.2	591.1	842.7	1,030.0
Income from continuing operations before benefit (provision) for income taxes	204.7	145.0	9.3	349.7	143.7
Provision (benefit) for income taxes	57.4	41.3	(31.9)	98.7	24.3
Income from continuing operations	147.3	103.7	41.2	251.0	119.4

Discontinued operations
Income (loss) from discontinued operations, net of taxes	(4.2)	(6.7)	8.3	(10.9)	97.3
(Loss) gain on sale of discontinued operations, net of taxes	(16.3)	-	107.2	(16.3)	119.9
Income (loss) from discontinued operations, net of taxes	(20.5)	(6.7)	115.5	(27.2)	217.2

Net income	$126.8	$97.0	$156.7	$223.8	$336.6
Less: preferred stock dividends	9.4	-	-	9.4	-
Net income available to common shareholders	$117.4	$97.0	$156.7	$214.4	$336.6
Income from continuing operations available to common shareholders	$137.9	$103.7	$41.2	$241.6	$119.4

Basic income (loss) per common share
Income from continuing operations	$1.12	$0.79	$0.23	$1.90	$0.62
Income (loss) from discontinued operations, net of taxes	(0.17)	(0.05)	0.63	(0.21)	1.13
Basic income per common share	$0.95	$0.74	$0.86	$1.69	$1.75
Average number of common shares - basic (thousands)	123,499	130,483	182,347	126,964	192,286

Diluted income (loss) per common share
Income (loss) from continuing operations	$1.11	$0.79	$0.22	$1.88	$0.62
Income (loss) from discontinued operations, net of taxes	(0.17)	(0.05)	0.63	(0.21)	1.12
Diluted income per common share	$0.94	$0.74	$0.85	$1.67	$1.74
Average number of common shares - diluted (thousands)	124,686	131,588	183,796	128,110	193,460

(1) OTHER NON-INTEREST INCOME
Fee revenues	$26.5	$27.2	$28.2	$53.7	$57.1
Factoring commissions	23.5	25.6	23.1	49.1	49.2
Gains on leasing equipment, net of impairments	14.4	13.5	13.0	27.9	19.9
BOLI income	6.6	6.5	-	13.1	-
Gains on investment securities, net of impairments	3.7	3.3	4.5	7.0	7.1
Other revenues	60.7	28.6	15.8	89.3	30.4
Total other non-interest income	$135.4	$104.7	$84.6	$240.1	$163.7

(2) OPERATING EXPENSES
Compensation and benefits	$143.2	$147.8	$145.4	$291.0	$288.7
Technology	32.7	32.4	33.9	65.1	66.6
Professional fees	20.7	25.8	31.6	46.5	71.4
Insurance	18.5	19.9	24.9	38.4	50.5
Net occupancy expense	16.0	16.2	15.1	32.2	35.0
Advertising and marketing	13.4	13.0	10.4	26.4	15.8
Other expenses	17.0	20.2	24.7	37.2	48.6
Operating expenses, excluding restructuring costs and intangible asset amortization	261.5	275.3	286.0	536.8	576.6
Intangible asset amortization	6.0	6.0	6.2	12.0	12.4
Restructuring costs	-	-	3.4	-	18.2
Total operating expenses	$267.5	$281.3	$295.6	$548.8	$607.2

CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(dollars in millions, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017

Assets
Total cash and deposits	$3,475.6	$4,096.3	$1,718.7	$5,337.9
Securities purchased under agreement to resell	200.0	250.0	150.0	-
Investment securities	5,907.4	5,910.5	6,469.9	5,530.0
Assets held for sale	1,335.8	2,298.8	2,263.1	1,324.8
Loans	29,348.4	29,453.6	29,113.9	29,031.7
Allowance for loan losses	(467.3)	(447.6)	(431.1)	(426.0)
Loans, net of allowance for loan losses	28,881.1	29,006.0	28,682.8	28,605.7
Operating lease equipment, net	6,833.9	6,774.9	6,738.9	6,736.0
Goodwill	369.9	369.9	369.9	625.5
Bank owned life insurance	801.7	795.1	788.6	-
Other assets*	1,667.2	1,577.9	1,595.5	1,688.1
Assets of discontinued operations	382.4	463.1	501.3	630.9
Total assets	$49,855.0	$51,542.5	$49,278.7	$50,478.9

Liabilities
Deposits	$31,181.2	$30,593.9	$29,569.3	$30,925.0
Credit balances of factoring clients	1,430.8	1,549.0	1,468.6	1,405.3
Other liabilities**	1,506.8	1,338.9	1,437.1	1,567.9
Borrowings
Senior unsecured	3,843.2	4,730.8	3,737.5	4,545.1
Structured financings	1,321.2	1,416.1	1,541.4	1,680.8
FHLB advances	3,300.0	3,894.5	3,695.5	2,395.5
Subordinated debt	395.2	395.9	-	-
Total borrowings	8,859.6	10,437.3	8,974.4	8,621.4
Liabilities of discontinued operations	350.9	496.6	509.3	607.8
Total liabilities	43,329.3	44,415.7	41,958.7	43,127.4
Equity
Stockholders' equity
Preferred stock	325.0	325.0	325.0	325.0
Common stock	2.1	2.1	2.1	2.1
Paid-in capital	8,822.0	8,811.8	8,798.1	8,711.8
Retained earnings	2,079.4	1,982.7	1,906.5	1,826.9
Accumulated other comprehensive loss	(176.1)	(149.9)	(86.5)	(88.4)
Treasury stock, at cost	(4,526.7)	(3,844.9)	(3,625.2)	(3,426.2)
Total common stockholders' equity	6,200.7	6,801.8	6,995.0	7,026.2
Noncontrolling interests	-	-	-	0.3
Total equity	6,525.7	7,126.8	7,320.0	7,351.5
Total liabilities and equity	$49,855.0	$51,542.5	$49,278.7	$50,478.9

Book Value Per Common Share
Book value per common share	$53.47	$52.97	$53.25	$51.88
Tangible book value per common share	$49.41	$49.25	$49.58	$46.34
Outstanding common shares (in thousands)	115,968	128,418	131,353	135,419

*OTHER ASSETS
Tax credit investments and investments in unconsolidated subsidiaries	$249.6	$228.3	$247.6	$265.8
Counterparty receivables	195.0	203.6	241.3	302.6
Current and deferred federal and state tax assets	191.1	204.2	205.2	68.5
Property, furniture and fixtures	172.9	178.4	173.9	184.6
Intangible assets	101.0	107.0	113.0	125.4
Indemnification assets	70.8	120.5	142.4	208.5
Other	686.8	535.9	472.1	532.7
Total other assets	$1,667.2	$1,577.9	$1,595.5	$1,688.1

**OTHER LIABILITIES
Accrued expenses and accounts payable	$594.6	$538.4	$584.8	$500.3
Current and deferred taxes payable	216.5	215.1	204.3	248.8
Fair value of derivative financial instruments	104.1	104.3	87.5	115.2
Accrued interest payable	94.9	66.5	86.6	97.0
Other	496.7	414.6	473.9	606.6
Total other liabilities	$1,506.8	$1,338.9	$1,437.1	$1,567.9

CIT GROUP INC. AND SUBSIDIARIES
Average Balances and Rates
(dollars in millions)

	Quarters Ended
	June 30, 2018		March 31, 2018		June 30, 2017
	Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Interest-bearing deposits	$3,530.8	1.81%	$2,100.8	1.33%	$9,510.5	1.00%
Investment securities and securities purchased under agreement to resell	6,062.8	2.78%	6,345.6	2.73%	5,016.1	2.64%
Loans and loans held for sale (net of credit balances of factoring clients)	28,553.9	6.00%	28,753.5	5.77%	28,257.0	6.10%
Total interest earning assets	38,147.5	5.10%	37,199.9	5.00%	42,783.6	4.56%
Operating lease equipment, net (including held for sale)	7,980.3	6.04%	7,934.6	6.04%	7,612.2	6.33%
Indemnification assets	101.8	-49.12%	130.6	-43.49%	280.0	-13.86%
Average earning assets ("AEA")	46,229.6	5.14%	45,265.1	5.05%	50,675.8	4.73%
Non-interest earning assets
Cash and due from banks	215.9		246.8		647.2
Allowance for loan losses	(449.3)		(434.6)		(439.9)
All other non-interest-bearing assets	2,734.7		2,683.0		2,124.6
Assets of discontinued operations	416.2		480.3		1,108.1
Total Average Assets	$49,147.1		$48,240.6		$54,115.8
Liabilities
Borrowings
Deposits	$29,549.6	1.50%	$28,595.2	1.36%	$30,222.9	1.25%
Borrowings	9,437.0	4.01%	9,045.4	3.69%	10,702.5	4.28%
Total interest-bearing liabilities	38,986.6	2.11%	37,640.6	1.92%	40,925.4	2.04%
Non-interest bearing deposits	1,414.5		1,456.1		1,411.2
Other non-interest-bearing liabilities	1,401.4		1,406.0		1,609.1
Liabilities of discontinued operations	419.0		496.9		904.8
Noncontrolling interests	-		-		0.3
Stockholders' equity	6,925.6		7,241.0		9,265.0
Total Average Liabilities and Shareholders' Equity	$49,147.1		$48,240.6		$54,115.8

	Six Months Ended
	June 30, 2018		June 30, 2017
Assets
Interest-bearing deposits	$2,850.4	1.61%	$7,559.1	0.96%
Investment securities and securities purchased under agreement to resell	6,210.4	2.75%	4,771.1	2.69%
Loans and loans held for sale (net of credit balances of factoring clients)	28,542.9	5.91%	28,486.9	5.97%
Total interest earning assets	37,603.7	5.06%	40,817.1	4.66%
Operating lease equipment, net (including held for sale)	7,953.1	6.05%	7,552.6	6.47%
Indemnification assets	115.6	-46.19%	302.5	-11.57%
Average earning assets ("AEA")	45,672.4	5.10%	48,672.2	4.84%
Non-interest earning assets
Cash and due from banks	235.7		711.7
Allowance for loan losses	(441.1)		(436.4)
All other non-interest-bearing assets	2,704.4		2,238.3
Assets of discontinued operations	446.1		6,927.5
Total Average Assets	$48,617.5		$58,113.3
Liabilities
Borrowings
Deposits	29,053.3	1.43%	30,534.4	1.24%
Borrowings	9,247.1	3.85%	12,751.6	2.88%
Total interest-bearing liabilities	38,300.4	2.01%	43,286.0	1.72%
Non-interest-bearing deposits	1,442.1		1,402.9
Other non-interest bearing liabilities	1,412.9		1,672.3
Liabilities of discontinued operations	452.4		2,061.5
Noncontrolling interests	-		0.3
Stockholders' equity	7,009.7		9,690.3
	$48,617.5		$58,113.3

CIT GROUP INC. AND SUBSIDIARIES
Average Loans and Leases
(dollars in millions)

	Quarters Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Commercial Banking
Commercial Finance
Loans	$9,912.1	$9,928.9	$9,577.5
Assets held for sale	51.9	104.3	195.5
Total loans and leases	9,964.0	10,033.2	9,773.0

Rail
Loans	81.7	82.1	100.0
Operating lease equipment, net	6,285.1	6,261.5	6,949.7
Assets held for sale	1,226.1	1,226.1	260.3
Total loans and leases	7,592.9	7,569.7	7,310.0

Real Estate Finance
Loans	5,462.2	5,575.5	5,646.0
Assets held for sale	7.0	40.7	-
Total loans and leases	5,469.2	5,616.2	5,646.0

Business Capital
Loans (net of credit balances of factoring clients)	6,157.7	6,043.8	5,778.4
Operating lease equipment, net	510.2	484.4	407.3
Assets held for sale	10.3	0.9	1.9
Total loans and leases	6,678.2	6,529.1	6,187.6

Total Segment
Loans (net of credit balances of factoring clients)	21,613.7	21,630.3	21,101.9
Operating lease equipment, net	6,795.3	6,745.9	7,357.0
Assets held for sale	1,295.3	1,372.0	457.7
Total loans and leases	29,704.3	29,748.2	28,916.6

Consumer Banking
Legacy Consumer Mortgages
Loans	3,126.9	3,268.6	4,598.4
Assets held for sale	569.6	863.2	46.4
Total loans	3,696.5	4,131.8	4,644.8

Other Consumer Banking
Loans	3,079.3	2,742.9	2,152.9
Assets held for sale	10.9	4.1	15.1
Total loans	3,090.2	2,747.0	2,168.0

Total Segment
Loans	6,206.2	6,011.5	6,751.3
Assets held for sale	580.5	867.3	61.5
Total loans	6,786.7	6,878.8	6,812.8

Non-Strategic Portfolios
Assets held for sale	43.2	61.1	139.8
Total loans and leases	43.2	61.1	139.8

Total loans (net of credit balances of factoring clients)	27,819.9	27,641.8	27,853.2
Total operating lease equipment, net	6,795.3	6,745.9	7,357.0
Total assets held for sale	1,919.0	2,300.4	659.0
Total loans and leases	$36,534.2	$36,688.1	$35,869.2

CIT GROUP INC. AND SUBSIDIARIES
Credit Metrics
(dollars in millions)

	Quarters Ended
	June 30, 2018		March 31, 2018		June 30, 2017
Gross Charge-offs to Average Loans
Commercial Banking	$24.6	0.43%	$54.6	0.94%	$32.3	0.57%
Consumer Banking	0.8	0.05%	0.5	0.03%	0.9	0.05%
Total CIT	$25.4	0.35%	$55.1	0.75%	$33.2	0.45%

	Six Months Ended
	June 30, 2018		June 30, 2017
Gross Charge-offs to Average Loans
Commercial Banking	$79.2	0.68%	$64.7	0.57%
Consumer Banking	1.3	0.04%	1.5	0.04%
Total CIT	$80.5	0.55%	$66.2	0.45%

	Quarters Ended
	June 30, 2018		March 31, 2018		June 30, 2017
Net Charge-offs to Average Loans
Commercial Banking	$14.7	0.25%	$49.8	0.86%	$27.0	0.48%
Consumer Banking	0.6	0.04%	0.1	0.01%	0.7	0.04%
Total CIT	$15.3	0.21%	$49.9	0.68%	$27.7	0.38%

	Six Months Ended
	June 30, 2018		June 30, 2017
Net Charge-offs to Average Loans
Commercial Banking	$64.5	0.56%	$54.4	0.48%
Consumer Banking	0.7	0.02%	0.8	0.02%
Total CIT	$65.2	0.45%	$55.2	0.37%

Non-accruing Loans to Loans(1)	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
Commercial Banking	$252.4	1.10%	$198.8	0.85%	$190.8	0.82%	$229.2	1.03%
Consumer Banking	29.2	0.46%	25.5	0.42%	20.3	0.34%	19.5	0.29%
Non-Strategic Portfolios	9.9	-	12.2	-	9.8	-	8.1	-
Total CIT	$291.5	0.99%	$236.5	0.80%	$220.9	0.76%	$256.8	0.88%

	Quarters Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Provision for Credit Losses
Specific allowance - impaired loans	$11.5	$(0.7)	$(5.6)
Non-specific allowance	21.4	69.5	10.0
Totals	$32.9	$68.8	$4.4

	Six Months Ended
	June 30,	June 30,
	2018	2017
Provision for Credit Losses
Specific allowance - impaired loans	10.8	4.0
Non-specific allowance	90.9	50.1
Totals	$101.7	$54.1

	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017
Allowance for Loan Losses
Specific allowance - impaired loans	$36.8	$25.3	$26.0	$33.4
Non-specific allowance	430.5	422.3	405.1	392.6
Totals	$467.3	$447.6	$431.1	$426.0

Allowance for loan losses as a percentage of total loans	1.59%	1.52%	1.48%	1.47%
Allowance for loan losses as a percent of loans/Commercial	1.90%	1.79%	1.74%	1.78%

1) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES
Consolidating Income Statement
(dollars in millions)

	Quarters Ended
	June 30, 2018					March 31, 2018

	Commercial Banking	Consumer Banking	Non-Strategic Portfolios	Corporate and Other	Total	Total
Interest income
Interest and fees on loans	$328.9	$85.0	$1.6	$-	$415.5	$400.9
Other interest and dividends	1.5	-	0.3	56.3	58.1	50.3
Total interest income	330.4	85.0	1.9	56.3	473.6	451.2
Interest expense
Interest on borrowings	173.1	(121.5)	1.8	41.2	94.6	83.4
Interest on deposits	3.9	84.2	-	22.5	110.6	97.1
Total interest expense	177.0	(37.3)	1.8	63.7	205.2	180.5
Net interest revenue	153.4	122.3	0.1	(7.4)	268.4	270.7
Provision for credit losses	33.2	(0.3)	-	-	32.9	68.8
Net interest revenue, after credit provision	120.2	122.6	0.1	(7.4)	235.5	201.9
Non-interest income
Rental income on operating lease equipment	261.3	-	-	-	261.3	253.6
Other non-interest income(1)	73.1	37.5	0.7	24.1	135.4	104.7
Total non-interest income	334.4	37.5	0.7	24.1	396.7	358.3
Non-interest expenses
Depreciation on operating lease equipment	77.2	-	-	-	77.2	76.4
Maintenance and other operating lease expenses	63.5	-	-	-	63.5	57.4
Operating expenses(2)	171.4	93.7	2.2	0.2	267.5	281.3
Loss on debt extinguishment and deposit redemption	-	-	-	19.3	19.3	0.1
Total non-interest expenses	312.1	93.7	2.2	19.5	427.5	415.2
Income (loss) from continuing operations before benefit (provision) for income taxes	$142.5	$66.4	$(1.4)	$(2.8)	$204.7	$145.0

CIT GROUP INC. AND SUBSIDIARIES
Segment Margin
(dollars in millions)

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017

Commercial Banking
Average Earning Assets (AEA)
Commercial Finance	$10,068.7	$10,132.5	$9,858.1	$10,098.4	$10,035.0
Rail	7,712.5	7,695.1	7,393.3	7,702.8	7,363.4
Real Estate Finance	5,469.2	5,616.2	5,646.0	5,531.3	5,598.6
Business Capital	6,714.7	6,577.9	6,261.2	6,649.1	6,234.8
Total	$29,965.1	$30,021.7	$29,158.6	$29,981.6	$29,231.8

Net Finance Revenue
Commercial Finance	$83.4	$86.1	$100.9	$169.5	$198.7
Rail	71.5	70.0	77.6	141.5	159.4
Real Estate Finance	42.7	46.7	52.3	89.4	100.5
Business Capital	76.4	75.6	78.5	152.0	162.4
Total	$274.0	$278.4	$309.3	$552.4	$621.0

Gross Yield
Commercial Finance	5.66%	5.30%	5.61%	5.48%	5.38%
Rail	11.45%	11.02%	11.70%	11.23%	11.83%
Real Estate Finance	5.58%	5.36%	5.34%	5.48%	5.12%
Business Capital	9.05%	8.94%	8.80%	8.99%	8.90%
Total	7.90%	7.57%	7.79%	7.74%	7.71%

Net Finance Margin
Commercial Finance	3.31%	3.40%	4.09%	3.36%	3.96%
Rail	3.71%	3.64%	4.20%	3.67%	4.33%
Real Estate Finance	3.12%	3.33%	3.71%	3.23%	3.59%
Business Capital	4.55%	4.60%	5.02%	4.57%	5.21%
Total	3.66%	3.71%	4.24%	3.68%	4.25%

Consumer Banking
Average Earning Assets (AEA)
Other Consumer Banking	$3,098.6	$2,747.0	$2,168.0	$2,924.9	$2,170.4
Legacy Consumer Mortgages	3,798.3	4,262.4	4,924.8	3,929.0	5,022.2
Total	$6,896.9	$7,009.4	$7,092.8	$6,853.9	$7,192.6

Net Finance Revenue
Other Consumer Banking	$87.6	$70.6	$52.5	$158.2	$99.1
Legacy Consumer Mortgages	34.7	38.9	58.7	73.6	118.6
Total	$122.3	$109.5	$111.2	$231.8	$217.7

Gross Yield
Other Consumer Banking	3.64%	3.53%	3.56%	3.58%	3.51%
Legacy Consumer Mortgages	5.99%	5.73%	6.68%	6.00%	6.51%
Total	4.93%	4.86%	5.73%	4.97%	5.61%

Net Finance Margin
Other Consumer Banking	11.31%	10.28%	9.69%	10.82%	9.13%
Legacy Consumer Mortgages	3.65%	3.65%	4.77%	3.75%	4.72%
Total	7.09%	6.25%	6.27%	6.76%	6.05%

Non-Strategic Portfolios
AEA	$123.0	$148.6	$319.5	$133.6	$342.8
Net Finance Revenue	0.1	0.7	1.2	0.8	3.2
Gross Yield	6.18%	6.46%	7.76%	6.44%	7.70%
Net Finance Margin	0.33%	1.88%	1.50%	1.20%	1.87%

Gross Yield includes interest income and rental income as a % of AEA.
Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	At or for the Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Total Net Revenues(1)	2018	2018	2017	2018	2017
Interest income	$473.6	$451.2	$478.2	$924.8	$933.9
Rental income on operating lease equipment	261.3	253.6	251.2	514.9	502.5
Finance revenue (Non-GAAP)	734.9	704.8	729.4	1,439.7	1,436.4
Interest expense	205.2	180.5	209.2	385.7	372.3
Depreciation on operating lease equipment	77.2	76.4	77.4	153.6	150.9
Maintenance and other operating lease expenses	63.5	57.4	53.3	120.9	107.1
Net finance revenue (NFR) (Non-GAAP)(6)	389.0	390.5	389.5	779.5	806.1
Other non-interest income	135.4	104.7	84.6	240.1	163.7
Total net revenues (Non-GAAP)	$524.4	$495.2	$474.1	$1,019.6	$969.8

NFR (Non-GAAP)	$389.0	$390.5	$389.5	$779.5	$806.1
Suspended depreciation on assets HFS	(8.6)	(9.3)	-	(17.9)	-
Excess interest costs over interest income from Commercial Air proceeds usage	-	-	23.4	-	23.4
Interest on excess cash	-	-	(9.1)	-	(9.1)
Adjusted NFR (Non-GAAP)	$380.4	$381.2	$403.8	$761.6	$820.4
NFR as a % of AEA	3.37%	3.45%	3.07%	3.41%	3.31%
NFR as a % of AEA, adjusted for noteworthy items	3.29%	3.37%	3.44%	3.34%	3.51%

Net Operating Lease Revenues(2)
Rental income on operating leases	$261.3	$253.6	$251.2	$514.9	$502.5
Depreciation on operating lease equipment	77.2	76.4	77.4	$153.6	$150.9
Maintenance and other operating lease expenses	63.5	57.4	53.3	$120.9	$107.1
Net operating lease revenue (Non-GAAP)	$120.6	$119.8	$120.5	$240.4	$244.5

Operating Expenses
Operating expenses	$267.5	$281.3	$295.6	$548.8	$607.2
Intangible asset amortization	6.0	6.0	6.2	12.0	12.4
Restructuring costs	-	-	3.4	-	18.2
Operating expenses excluding restructuring costs, intangible assets amortization, and other noteworthy items(4) (Non-GAAP)	$261.5	$275.3	$286.0	$536.8	$576.6

Operating expenses (excluding restructuring costs and intangible assets amortization) as a % of AEA (excluding noteworthy items)	2.26%	2.43%	2.43%	2.35%	2.46%

Total Net Revenue (Non-GAAP)	$524.4	$495.2	$474.1	$1,019.6	$969.8
Suspended depreciation on assets HFS	(8.6)	(9.3)	-	(17.9)	-
Net costs of excess liquidity	-	-	14.3	-	14.3
CTA charge	-	-	-	-	8.1
Gain and other revenues from sale of reverse mortgage portfolio	(29.3)	-	-	(29.3)	-
Total Net Revenue, excluding noteworthy items (Non-GAAP)	$486.5	$485.9	$488.4	$972.4	$992.2
Net Efficiency Ratio(5)	49.9%	55.6%	60.3%	52.6%	59.5%
Net Efficiency Ratio excluding noteworthy items(5)	53.8%	56.7%	58.6%	55.2%	58.1%

Other non-interest income (GAAP)	$135.4	$104.7	$84.6	$240.1	$163.7
CTA charge	-	-	-	-	8.1
Gain and other revenues from sale of reverse mortgage portfolio	(29.3)	-	-	(29.3)	-
Total other non-interest income, excluding noteworthy items (Non-GAAP)	$106.1	$104.7	$84.6	$210.8	$171.8

	June 30,	March 31,	December 31,	June 30,
Period End Earning Assets(3)	2018	2018	2017	2017
Loans	$29,348.4	$29,453.6	$29,113.9	$29,031.7
Operating lease equipment, net	6,833.9	6,774.9	6,738.9	6,736.0
Assets held for sale	1,335.8	2,298.8	2,263.1	1,324.8
Credit balances of factoring clients	(1,430.8)	(1,549.0)	(1,468.6)	(1,405.3)
Interest-bearing cash	3,267.0	3,895.4	1,440.1	4,739.0
Investment securities and securities purchased under agreement to resell	6,107.4	6,160.5	6,619.9	5,530.0
Indemnification assets	70.8	120.5	142.4	208.5
Total earning assets (Non-GAAP)	$45,532.5	$47,154.7	$44,849.7	$46,164.7
Average Earning Assets (for the respective periods) (Non-GAAP)	$46,229.6	$45,265.1	$44,562.1	$50,675.8
AEA adjustment for Commercial Air sale impacts	-	-	-	(3,686.0)
AEA, excluding noteworthy items (Non-GAAP)	$46,229.6	$45,265.1	$44,562.1	$46,989.8

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund. Because the Average Earning Asset is based on the month end amounts, we adjusted the balance to better reflect the impact of the Commercial Air transaction. The amount reflects the estimated impact on AEA of the timing difference between the receipt of proceeds from the transaction and the completion of the related debt and capital actions.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. We further adjust the calculation due to noteworthy items.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculation due to noteworthy items.

(6) Net finance revenue is a is a non-GAAP measurement defined as “net interest revenue” (which reflects interest and fees on loans, interest on interest-bearing cash, and interest/dividends on investments less interest expense on deposits and borrowings) plus net operating lease revenue (rental income on operating lease equipment less depreciation on operating lease equipment and maintenance and other operating lease expenses). When divided by AEA, the product is defined as Net Finance Margin (NFM). NFM is a non-GAAP measurement.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures (continued)
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	At or for the Quarters Ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Tangible Book Value(7)	2018	2018	2017	2018	2017
Total common shareholders' equity	$6,200.7	$6,801.8	$7,026.2	$6,200.7	$7,026.2
Less: Goodwill	(369.9)	(369.9)	(625.5)	(369.9)	(625.5)
Intangible assets	(101.0)	(107.0)	(125.4)	(101.0)	(125.4)
Tangible book value (Non-GAAP)	5,729.8	6,324.9	6,275.3	5,729.8	6,275.3
Less: Disallowed deferred tax asset	(93.7)	(98.9)	(53.5)	(93.7)	(53.5)
Tangible common equity (Non-GAAP)	$5,636.1	$6,226.0	$6,221.8	$5,636.1	$6,221.8
Average tangible common equity (Non-GAAP)	$6,030.4	$6,332.1	$8,280.4	$6,107.2	$8,695.4
Estimated capital adjustment related to Commercial Air sale	-	-	(1,903.1)	-	(2,429.7)
Average tangible common equity, excluding noteworthy items(8) (Non-GAAP)	$6,030.4	$6,332.1	$6,377.3	$6,107.2	$6,265.7

Net income (loss) applicable to common shareholders	$117.4	$97.0	$156.7	$214.4	$336.6
Intangible asset amortization, after tax	4.4	4.4	4.0	8.8	8.1
Non-GAAP income (loss) - for ROTCE calculation	$121.8	$101.4	$160.7	$223.2	$344.7
Return on average tangible common equity(8)	8.08%	6.41%	7.76%	7.31%	7.93%

Non-GAAP income applicable to common shareholders (from the following non-GAAP noteworthy tables)	$117.9	$90.2	$129.1	$208.1	$292.2
Intangible asset amortization, after tax	4.4	4.4	4.0	8.8	8.1
Non-GAAP income - for ROTCE calculation	$122.3	$94.6	$133.1	$216.9	$300.3
Return on average tangible common equity, excluding noteworthy items and proforma for estimated capital adjustment(8)	8.11%	5.98%	8.35%	7.10%	9.59%

Income (loss) from continuing operations applicable to common shareholders	$137.9	$103.7	$41.2	$241.6	$119.4
Intangible asset amortization, after tax	4.4	4.4	4.0	8.8	8.1
Non-GAAP income from continuing operations - for ROTCE calculation	$142.3	$108.1	$45.2	$250.4	$127.5
ROTCE, proforma for estimated capital adjustment	9.44%	6.83%	2.84%	8.20%	4.07%
Non-GAAP income from continuing operations (from the following non-GAAP noteworthy tables)	$124.6	$96.9	$125.7	$221.5	$235.1
Intangible asset amortization, after tax	4.4	4.4	4.0	8.8	8.1
Non-GAAP income from continuing operations - for ROTCE calculation, excluding noteworthy items	$129.0	$101.3	$129.7	$230.3	$243.2
ROTCE, excluding noteworthy items(8) and proforma for estimated capital adjustment	8.56%	6.40%	8.14%	7.54%	7.76%

Effective Tax Rate Reconciliation(9)
Benefit (provision) for income taxes - GAAP	$(57.4)	$(41.3)	$31.9	$(98.7)	$(24.3)
Income tax on noteworthy items	5.5	2.5	(98.0)	8.0	(89.7)
Benefit (provision) for income taxes, before noteworthy items - Non-GAAP	(51.9)	(38.8)	(66.1)	(90.7)	(114.0)
Income tax - remaining discrete items	2.3	1.7	(2.0)	4.0	(4.3)
(Provision) for income taxes, before noteworthy and discrete tax items - Non-GAAP	$(49.6)	$(37.1)	$(68.1)	$(86.7)	$(118.3)
Income from continuing operations before provision for income taxes - GAAP	$204.7	$145.0	$9.3	$349.7	$143.7
Noteworthy items before tax	(18.8)	(9.3)	182.5	(28.1)	205.4
Adjusted income from continuing operations before provision for income taxes and discrete items - Non-GAAP	185.9	135.7	191.8	321.6	349.1
Income tax discrete items	-	-	-	-	-
Adjusted income from continuing operations before provision for income taxes - Non-GAAP	$185.9	$135.7	$191.8	$321.6	$349.1
Effective tax rate - GAAP	28.0%	28.5%	-343.0%	28.2%	16.9%
Effective tax rate, before noteworthy items - Non-GAAP	27.9%	28.6%	34.5%	28.2%	32.7%
Effective tax rate, before noteworthy and tax discrete items - Non-GAAP	26.7%	27.3%	35.5%	27.0%	33.9%

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(8) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets.  In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business. These are non-GAAP measures.

(9) The provision for income taxes before discrete items, adjusted income from continuing operations and the respective effective tax rates are non-GAAP measures, which management uses for analytical purposes to understand the Company’s underlying tax rate.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures (continued)
(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

			Pre-Tax	Income	After-tax	Per
	Description	Line Item	Balance	Tax(2)	Balance	Share

Quarter Ended June 30, 2018
Net income applicable to common shareholders					$117.4	$0.94
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(8.6)	$2.6	(6.0)	(0.05)
	Gain and other revenues from sale of reverse mortgage portfolio	Other non-interest income	(29.3)	7.7	(21.6)	(0.17)
	Loss on debt redemption	Loss on debt extinguishment and deposit redemption	19.1	(4.8)	14.3	0.11
Discontinuing Operations	Loss on Financial Freedom servicing operations		18.7	(4.9)	13.8	0.11
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$117.9	0.95

Income from continuing operations applicable to common shareholders					$137.9	$1.11
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(8.6)	$2.6	(6.0)	(0.05)
	Gain and other revenues from sale of reverse mortgage portfolio	Other non-interest income	(29.3)	7.7	(21.6)	(0.17)
	Loss on debt redemption	Loss on debt extinguishment and deposit redemption	19.1	(4.8)	14.3	0.11
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$124.6	$1.00

Quarter Ended March 31, 2018
Net income applicable to common shareholders					$97.0	$0.74
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(9.3)	$2.5	(6.8)	(0.05)
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$90.2	$0.69

Income from continuing operations applicable to common shareholders					$103.7	$0.79
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(9.3)	$2.5	(6.8)	(0.05)
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$96.9	$0.74

Quarter Ended June 30, 2017
Net income applicable to common shareholders					$156.7	$0.85
Continuing Operations	Debt redemption costs	Non-Interest expense	$164.8	$(65.2)	99.6	0.54
Continuing Operations	Excess interest from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.08
Continuing Operations	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
Continuing Operations	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19.3)	(19.3)	(0.11)
Continuing Operations	Deferred tax recognition	Benefit (provision) for income taxes	-	(6.9)	(6.9)	(0.04)
Continuing Operations	Restructuring expenses	Operating expenses	3.4	(1.2)	2.2	0.01
Discontinued Operations	Gain on sale - Commercial Air, net of certain expenses		(134.7)	35.0	(99.7)	(0.54)
Discontinued Operations	Financial Freedom net settlement items and servicing rights impairment		(20.2)	7.8	(12.4)	(0.07)
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$129.1	$0.70

Income from continuing operations applicable to common shareholders					$41.2	$0.22
Continuing Operations	Debt redemption costs	Non-Interest expense	$164.8	$(65.2)	99.6	0.54
Continuing Operations	Excess interest from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.08
Continuing Operations	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
Continuing Operations	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19.3)	(19.3)	(0.11)
Continuing Operations	Deferred tax recognition	Benefit (provision) for income taxes	-	(6.9)	(6.9)	(0.04)
Continuing Operations	Restructuring expenses	Operating expenses	3.4	(1.2)	2.2	0.01
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$125.7	$0.68

(1) Items may not sum due to rounding.
(2) Income tax rates vary depending on the specific item and the entity location in which it is recorded.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures (continued)
(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

			Pre-Tax	Income	After-tax	Per
	Description	Line Item	Balance	Tax(2)	Balance	Share

Six Months Ended June 30, 2018
Net income applicable to common shareholders					$214.4	$1.67
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(17.9)	$5.1	(12.8)	(0.10)
	Gain and other revenues from sale of reverse mortgage portfolio	Other non-interest income	(29.3)	7.7	(21.6)	(0.17)
	Loss on debt redemption	Loss on debt extinguishment and deposit redemption	19.1	(4.8)	14.3	0.11
Discontinuing Operations	Loss on Financial Freedom servicing operations		18.7	(4.9)	13.8	0.11
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$208.1	1.62

Income from continuing operations applicable to common shareholders					$241.6	$1.88
Continuing Operations	NACCO suspended depreciation	Depreciation on operating lease equipment	$(17.9)	$5.1	(12.8)	(0.10)
	Gain and other revenues from sale of reverse mortgage portfolio	Other non-interest income	(29.3)	7.7	(21.6)	(0.17)
	Loss on debt redemption	Loss on debt extinguishment and deposit redemption	19.1	(4.8)	14.3	0.11
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$221.5	$1.73

Six Months Ended June 30, 2017
Net income applicable to common shareholders					$336.6	$1.74
Continuing Operations	Debt redemption costs	Non-interest expense	$164.8	$(65.2)	99.6	0.51
Continuing Operations	Excess interest costs from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.07
Continuing Operations	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
Continuing Operations	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19.3)	(19.3)	(0.10)
Continuing Operations	Deferred tax recognition	Benefit (provision) for income taxes	-	(6.9)	(6.9)	(0.04)
Continuing Operations	Restructuring expenses	Operating expenses	3.4	(1.2)	2.2	0.01
Continuing Operations	CTA charge	Other non-interest income	8.1	(1.3)	6.8	0.04
Continuing Operations	Restructuring expenses	Operating expenses	14.8	(4.4)	10.4	0.05
Continuing Operations	Entity restructuring	Benefit (provision) for income taxes	-	14.0	14.0	0.07
Discontinued Operations	Gain on sale - Commercial Air, net of certain expenses		(134.7)	35.0	(99.7)	(0.52)
Discontinued Operations	Financial Freedom net settlement items & servicing rights impairment		(20.2)	7.8	(12.4)	(0.06)
Discontinued Operations	Suspended depreciation		(113.0)	44.0	(69.0)	(0.36)
Discontinued Operations	Secured debt paydown		39.0	(5.0)	34.0	0.18
Discontinued Operations	Gain on sale - TC CIT joint venture		(14.0)	1.0	(13.0)	(0.07)
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$292.2	$1.51

Income from continuing operations applicable to common shareholders					$119.4	$0.62
Continuing Operations	Debt redemption costs	Non-interest expense	$164.8	$(65.2)	99.6	0.51
Continuing Operations	Excess interest costs from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.07
Continuing Operations	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
Continuing Operations	Resolution of legacy tax items	Benefit (provision) for income taxes	-	(19.3)	(19.3)	(0.10)
Continuing Operations	Deferred tax recognition	Benefit (provision) for income taxes	-	(6.9)	(6.9)	(0.04)
Continuing Operations	Restructuring Expenses	Operating expenses	3.4	(1.2)	2.2	0.01
Continuing Operations	CTA charge	Other non-interest income	8.1	(1.3)	6.8	0.04
Continuing Operations	Restructuring expenses	Operating expenses	14.8	(4.4)	10.4	0.05
Continuing Operations	Entity restructuring	Benefit (provision) for income taxes	-	14.0	14.0	0.07
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$235.1	$1.22

(1) Items may not sum due to rounding.
(2) Income tax rates vary depending on the specific item and the entity location in which it is recorded.